Exhibit 99.1

Hut 8 Reports Third Quarter 2024 Results

Strategic initiatives drive revenue growth, balance sheet strength, and competitive position across AI compute and Bitcoin mining

Earnings Release Highlights

●	Revenue of $43.7 million, net income of $0.9 million, and Adjusted EBITDA of $5.6 million
●	Energy cost per MWh of $28.83, a 33% decrease from $42.73 in the prior year period
●	Mined 234 Bitcoin at a weighted average revenue per Bitcoin mined of $61,025, compared to a cost to mine of $31,482
●	9,106 Bitcoin held in reserve with a market value of $576.5 million and total cash of $72.9 million as of September 30, 2024

MIAMI, FL, November 13, 2024 – Hut 8 Corp. (Nasdaq | TSX: HUT) (“Hut 8” or the “Company”), a leading, vertically integrated operator of large-scale energy infrastructure and one of North America’s largest Bitcoin miners, today announced its financial results for the three and nine months ended September 30, 2024.

“This quarter, we executed several strategic initiatives designed to drive topline growth and strengthen our competitive position in both AI and Bitcoin mining," said Asher Genoot, CEO of Hut 8. "Key initiatives—including a ~15 EH/s colocation partnership with BITMAIN, the go-live of our GPU-as-a-Service vertical, and the elimination of significant interest expenses through the equitization of our Anchorage Digital loan—are projected to generate nine figures in new annualized revenue and reduce interest expenses by more than $17 million over three years.”

“As of October 31, 2024, our development pipeline exceeds 5 gigawatts, with more than 1.5 gigawatts under exclusivity. Three projects from this pipeline are particularly promising for large-scale AI data center projects. Collectively, they represent over 430 megawatts of capacity, with power delivery expected to be available before the end of 2025. We are actively exploring various commercial structures for these projects across a range of customer profiles.”

“Our long-term vision is to build a digital infrastructure platform that not only meets the demands of today but is also engineered for the technologies and breakthroughs of tomorrow. Our partnership with BITMAIN to develop and launch the U3S21EXPH at our 205 MW Vega site exemplifies our dual focus on technological and commercial innovation. From the outset, it was designed with high-density racks, U form factor chips, and direct liquid-to-chip cooling, bridging Tier I and Tier III data center architecture, which we believe will unlock long-term synergies in design, procurement, and construction.”

“Lastly, we expect the initial ASIC fleet upgrade we announced last week to improve our average fleet efficiency by 37% to 19.9 J/TH and increase our self-mining hashrate by 66% to ~9.3 EH/s in the first quarter of 2025. Combined with our option to purchase an additional ~15 EH/s of hosted machines at Vega, we now have a path to reach ~24 EH/s in self-mining capacity and an average fleet efficiency of 15.7 J/TH as early as Q2 2025.”

Recent Developments and Third Quarter Highlights

●	BITMAIN Partnership: The Company announced a partnership with BITMAIN to develop and host ~15 EH/s of the U3S21EXPH, a next-generation ASIC miner, under a colocation agreement with a purchase option to add up to the entire ~15 EH/s to its self-mining hashrate by EOY 2025. The U3S21EXPH will be the first ASIC miner mass-commercialized by BITMAIN to feature direct liquid-to-chip cooling within a U form factor and is capable of achieving up to 860 TH/s at an efficiency of 13 J/TH. The U3S21EXPH is expected to be deployed at Vega in Q2 2025 and generate ~$135 million in annualized colocation revenue on a fully ramped basis.
●	ASIC Fleet Upgrade: The Company signed a purchase agreement with BITMAIN on November 6, 2024 to upgrade approximately 111 MW of self-mining capacity across its existing fleet in Q1 2025. The purchase, consisting primarily of Antminer S21+ miners, is expected to increase the Company’s self-mining hashrate by ~3.7 EH/s to ~9.3 EH/s while driving its average fleet efficiency down from 31.7 to 19.9 J/TH. The Company now has a path to ~24 EH/s of self-mining hashrate with an average fleet efficiency of 15.7 J/TH as early as Q2 2025 if it decides to execute its purchase option under the BITMAIN partnership.
●	Vega Site: The Company continued groundwork at the 205 MW Vega site, which is expected to house the ~15 EH/s colocation deployment of the BITMAIN U3S21EXPH. The Company developed a custom design for Tier I data center infrastructure inspired by traditional rack-based architecture, which will be implemented for the first time at the site. The site is on track to energize in Q2 2025.
●	Launch of GPU-as-a-Service Business: The Company launched its GPU-as-a-Service business through its wholly owned subsidiary, Highrise AI, Inc., with the delivery of its first cluster, hosted at a tier-three data center in Chicago, Illinois to an AI cloud services provider. The cluster comprises multiple Hewlett Packard Enterprise Cray supercomputers powered by 1,000 NVIDIA H100 GPUs. The Company has a five-year agreement with the AI cloud services provider that provides for fixed infrastructure payments plus revenue-sharing.
●	Anchorage Loan Conversion: The Company converted its entire $37.9 million outstanding loan balance with Anchorage to common stock at a price of $16.395 per share. The share price represents a 51% premium to the 20-day VWAP through September 26, 2024, the day prior to the signing of the Debt Repayment Agreement.

Key Performance Indicators

	Three Months Ended September 30,
	2024	2023
Cost to mine a Bitcoin (excluding hosted facilities)(1)	$31,482	$15,020
Cost to mine a Bitcoin(2)	$31,482	$17,274
Weighted average revenue per Bitcoin mined(3)	$61,025	$28,033
Bitcoin mined(4)	234	675
Energy cost per MWh	$28.83	$42.73
Hosting cost per MWh	$—	$60.33
Energy capacity under management (mining)(5)	967 MW	730 MW
Total energy capacity under management(6)	1,322 MW	730 MW

(1)	Cost to mine a Bitcoin (excluding hosted facilities) is equivalent to the all-in electricity cost, net of credits from participation in ancillary demand response programs, to mine a Bitcoin at owned or leased sites and includes our net share of the King Mountain JV.
(2)	Cost to mine a Bitcoin is calculated as the sum of total all-in electricity expense, net of credits from participation in ancillary demand response programs, and hosting expense divided by Bitcoin mined during the respective periods and includes our net share of the King Mountain JV.
(3)	Weighted average revenue per Bitcoin mined is calculated as the sum of total self-mining revenue divided by Bitcoin mined during the respective periods and includes our net share of the King Mountain JV; it excludes our discontinued operations at Drumheller, Alberta.
(4)	Bitcoin mined includes our net share of the King Mountain JV and excludes our discontinued operations at Drumheller, Alberta. Bitcoin mined excluding our net share of the King Mountain JV was 190 and 553 for the three months ended September 30, 2024 and 2023, respectively, and 993 and 1,447 for the nine months ended September 30, 2024 and 2023, respectively.
(5)	Energy capacity under management (mining) includes 180 MW of self-mining sites comprised of Alpha, Medicine Hat, and Salt Creek, 205 MW of hosting capacity at Vega, and 280 MW of capacity under management at our King Mountain JV. The remaining 302 MW is from our Managed Services agreement with Ionic.
(6)	Total energy capacity under management includes the 967 MW of energy capacity under management (mining) above, 310 MW of capacity from our four natural gas power generation facilities, 3 MW of capacity from our five cloud and colocation data centers, and 42 MW of capacity at a non-operational site in Canada.

Select Third Quarter 2024 Financial Results

U.S. Data Mining Group, Inc. dba US Bitcoin Corp (“USBTC”) and Hut 8 Mining Corp. completed an all-stock merger of equals (the “Business Combination”) on November 30, 2023. USBTC was deemed the accounting acquirer in the transaction and, as a result, the historical figures in the Company’s income statement for the three and nine months ended September 30, 2023 reflect USBTC’s standalone performance. Results for the three and nine months ended September 30, 2024 reflect the performance of the combined company. With respect to the balance sheet, the ending balance for Q3 2024 is being compared to year-end 2023 balance, both of which reflect the combined company’s performance. All financial results are reported in US dollars.

Revenue for the three months ended September 30, 2024 was $43.7 million compared to $21.7 million in the prior year period, and consisted of $11.6 million in Digital Asset Mining revenue, $20.8 million in Managed Services revenue, $3.4 million in High Performance Computing – Colocation and Cloud revenue, and $7.9 million in Other revenue. Other consists primarily of power revenues from the Company’s natural gas power plants in Ontario, hosting service fees, GPU-as-a-Service revenue, equipment repair and equipment sales, if any.

Cost of revenue exclusive of depreciation and amortization for the three months ended September 30, 2024 was $17.6 million versus $13.5 million in the prior year period, and consisted of $7.3 million in cost of revenue for Digital Asset Mining, $2.8 million in cost of revenue for Managed Services, $2.6 million in cost of revenue for High Performance Computing – Colocation and Cloud, and $4.9 million in cost of revenue for Other.

Depreciation and amortization expense for the three months ended September 30, 2024 was $10.5 million compared to $4.5 million for the prior year period. The increase was primarily driven by depreciation and amortization of property and equipment acquired through the Business Combination and the purchase of natural gas power generation facilities in Ontario.

General and administration expenses for the three months ended September 30, 2024 were $16.2 million versus $4.2 million in the prior year period. This increase was driven by a $4.7 million increase in stock-based compensation, a $4.6 million increase in salary and benefit costs due to added headcount as part of the Business Combination and to support the Company’s growth, a $0.7 million increase in insurance expenses, a $0.7 million increase in professional fees, a $0.7 million increase in other G&A expenses, and a $0.6 million increase in sales tax expenses.

Net income for the three months ended September 30, 2024 was $0.9 million versus a net loss of $4.4 million in the prior year period. The Company recognized a $6.0 million gain on debt extinguishment related to the conversion of our Anchorage Loan into common stock of the Company in Q3 2024.

Adjusted EBITDA for the three months ended September 30, 2024 was $5.6 million, compared to $11.4 million in the prior year period. A reconciliation of Adjusted EBITDA to the most comparable GAAP measure, net income (loss), and an explanation of this measure has been provided in the table included below in this press release.

As of September 30, 2024, the Company’s Bitcoin held in reserve was 9,106 Bitcoin, which represented a market value of approximately $576.5 million, and the Company’s total cash was $72.9 million.

Conference Call

The Hut 8 Corp. Q3 2024 webcast will commence at 8:30 a.m. ET, today.

To join the live webcast, please visit this link.

Supplemental Materials and Upcoming Communications:

The Company has made available on its website materials designed to accompany the discussion of its results, along with certain supplemental financial information and other data. For important news and information regarding the Company, including investor presentations and timing of future investor conferences, visit the Investor Relations section of the Company's website: https://hut8.com/investors. The Company uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.

Analyst Coverage of Hut 8

A full list of Hut 8 Corp. analyst coverage can be found here: https://hut8.com/investors/analyst-coverage/.

Upcoming Conferences & Events:

●	November 13–14: Cantor Crypto, Digital Assets & AI Infrastructure Conference, Miami
●	November 19: 15th Annual Craig-Hallum Alpha Select Conference, New York City
●	November 19–20: Roth 13th Annual Technology Conference, New York City
●	December 4: Morgan Stanley Energy & Clean Tech Symposium, New York City
●	December 12: Northland Growth Conference, Virtual

About Hut 8

Hut 8 Corp. is an energy infrastructure operator and Bitcoin miner with self-mining, hosting, managed services, and traditional data center operations across North America. Headquartered in Miami, Florida, Hut 8 Corp.’s portfolio comprises twenty sites: ten Bitcoin mining, hosting, and Managed Services sites in Alberta, New York, and Texas, five high performance computing data centers in British Columbia and Ontario, four power generation assets in Ontario, and one non-operational site in Alberta. For more information, visit www.hut8.com and follow us on X (formerly known as Twitter) at @Hut8Corp.

Cautionary Note Regarding Forward–Looking Information

This press release includes “forward-looking information” and “forward-looking statements” within the meaning of Canadian securities laws and United States securities laws, respectively (collectively, “forward-looking information”). All information, other than statements of historical facts, included in this press release that address activities, events, or developments that Hut 8 expects or anticipates will or may occur in the future, including statements relating to the impacts of the Company’s initiatives on driving topline growth, strengthening the Company’s competitive position, generating nine figures of annualized revenue and reducing interest expense by more than $17 million over three years, the Company’s efforts to convert and commercialize assets capable of supporting AI compute at scale, the potential structures the Company is exploring with potential partners, the Company’s vision to build a digital infrastructure platform that meets the demands of today and the technologies and breakthroughs of tomorrow, the Company’s merging of traditional data center architecture with the flexibility and cost-efficiency of modular design at its Vega site to unlock long-term synergies, the improvement of the Company’s average fleet efficiency and increased self-mining hashrate as a result of its fleet upgrade and the option to purchase hosted machines, the expected timing of energization at Vega, the expected timing and revenue generation of the deployment of U3S21EXPH miners at Vega and the Company’s future business strategy, competitive strengths, expansion, and growth of the business and operations more generally, and other such matters is forward-looking information. Forward-looking information is often identified by the words “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “allow”, “believe”, “estimate”, “expect”, “predict”, “can”, “might”, “potential”, “predict”, “is designed to”, “likely,” or similar expressions.

Statements containing forward-looking information are not historical facts, but instead represent management’s expectations, estimates, and projections regarding future events based on certain material factors and assumptions at the time the statement was made. While considered reasonable by Hut 8 as of the date of this press release, such statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, level of activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking information, including but not limited to, security and cybersecurity threats and hacks, malicious actors or botnet obtaining control of processing power on the Bitcoin network, further development and acceptance of the Bitcoin network, changes to Bitcoin mining difficulty, loss or destruction of private keys, increases in fees for recording transactions in the Blockchain, erroneous transactions, reliance on a limited number of key employees, reliance on third party mining pool service providers, regulatory changes, classification and tax changes, momentum pricing risk, fraud and failure related to digital asset exchanges, difficulty in obtaining banking services and financing, difficulty in obtaining insurance, permits and licenses, internet and power disruptions, geopolitical events, uncertainty in the development of cryptographic and algorithmic protocols, uncertainty about the acceptance or widespread use of digital assets, failure to anticipate technology innovations, climate change, currency risk, lending risk and recovery of potential losses, litigation risk, business integration risk, changes in market demand, changes in network and infrastructure, system interruption, changes in leasing arrangements, failure to achieve intended benefits of power purchase agreements, potential for interrupted delivery, or suspension of the delivery, of energy to the Company’s mining sites, and other risks related to the digital asset and data center business. For a complete list of the factors that could affect the Company, please see the “Risk Factors” section of the Company’s Transition Report on Form 10-K for the transition period from July 1, 2023 to December 31, 2023, available under the Company’s EDGAR profile at www.sec.gov, and Hut 8’s subsequent quarterly reports and other continuous disclosure documents which are available under the Company’s SEDAR+ profile at www.sedarplus.ca and under the Company’s EDGAR profile at www.sec.gov.

Adjusted EBITDA

In addition to results determined in accordance with GAAP, Hut 8 relies on Adjusted EBITDA to evaluate its business, measure its performance, and make strategic decisions. Adjusted EBITDA is a non-GAAP financial measure. The Company defines Adjusted EBITDA as net income (loss) before interest expense, income tax provision, depreciation and amortization, further adjusted by the removal of gains on the extinguishment of debt (if applicable), gain (loss) on derivatives, depreciation and amortization embedded in the equity in earnings (losses) from an unconsolidated joint venture, foreign exchange gain, gain on the sale of property and equipment (if applicable), non-recurring transactions, net income attributable to noncontrolling interest, and stock-based compensation expense in the period presented. You are encouraged to evaluate each of these adjustments and the reasons the Company’s board of directors and management team consider them appropriate for supplemental analysis.

The Company’s board of directors and management team use Adjusted EBITDA to assess its financial performance because it allows them to compare operating performance on a consistent basis across periods by removing the effects of capital structure (such as varying levels of interest expense and income), asset base (such as depreciation and amortization), and other items (such as non-recurring transactions mentioned above) that impact the comparability of financial results from period to period.

Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in such presentation. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. There can be no assurance that the Company will not modify the presentation of Adjusted EBITDA in the future, and any such modification may be material. Adjusted EBITDA has important limitations as an analytical tool and you should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in the industry, the Company’s definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Hut 8 Corp. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited, in USD thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023
Revenue:
Digital Asset Mining	$11,611	$15,565	$55,880	$39,069
Managed Services	20,820	4,777	39,072	14,976
High Performance Computing – Colocation and Cloud	3,421	—	10,112	—
Other	7,883	1,361	25,627	3,835
Total revenue	43,735	21,703	130,691	57,880

Cost of revenue (exclusive of depreciation and amortization shown below):
Cost of revenue - Digital Asset Mining	7,257	10,875	31,346	27,427
Cost of revenue - Managed Services	2,812	1,422	8,693	5,319
Cost of revenue - High Performance Computing – Colocation and Cloud	2,610	—	7,699	—
Cost of revenue – Other	4,880	1,229	18,604	1,274
Total cost of revenue	17,559	13,526	66,342	34,020

Operating expenses (income):
Depreciation and amortization	10,462	4,486	33,465	11,454
General and administrative expenses	16,175	4,171	54,073	15,757
Losses (gains) on digital assets	1,552	185	(201,180)	185
(Gain) loss on sale of property and equipment	(444)	—	(634)	445
Realized gain on sale of digital assets	—	—	—	(2,376)
Impairment of digital assets	—	—	—	1,431
Legal settlement	—	—	—	(1,531)
Total operating expenses (income)	27,745	8,842	(114,276)	25,365
Operating (loss) income	(1,569)	(665)	178,625	(1,505)

Other income (expense):
Foreign exchange gain (loss)	703	—	(976)	—
Interest expense	(7,938)	(5,723)	(20,231)	(18,955)
Gain on debt extinguishment	5,966	—	5,966	23,683
Gain on derivatives	2,704	—	19,923	—
Equity in earnings of unconsolidated joint venture	1,495	2,075	8,457	8,717
Total other income (expense)	2,930	(3,648)	13,139	13,445

Income (loss) from continuing operations before taxes	1,361	(4,313)	191,764	11,940

Income tax provision	(453)	(61)	(2,975)	(672)

Net income (loss) from continuing operations	$908	$(4,374)	$188,789	$11,268

Loss from discontinued operations (net of income taxes of $nil, $nil, $nil, $nil, respectively)	—	—	(9,364)	—

Net income (loss)	908	(4,374)	179,425	11,268

Less: Net (income) loss attributable to non-controlling interests	(261)	—	232	—
Net income (loss) attributable to Hut 8 Corp.	$647	$(4,374)	$179,657	$11,268

Net income (loss) per share of common stock:
Basic from continuing operations attributable to Hut 8 Corp.	$0.01	$(0.10)	$2.10	$0.26
Diluted from continuing operations attributable to Hut 8 Corp.	$0.01	$(0.10)	$1.95	$0.25

Weighted average number of shares of common stock outstanding:
Basic	91,182,107	43,197,355	90,178,607	42,954,301
Diluted	96,407,378	43,197,355	97,984,059	44,203,215

Net income (loss)	$908	$(4,374)	$179,425	$11,268
Other comprehensive income (loss):
Foreign currency translation adjustments	8,057	—	(10,379)	—
Total comprehensive income (loss)	8,965	(4,374)	169,046	11,268
Less: Comprehensive (income) loss attributable to non-controlling interest	(395)	—	162	—
Comprehensive income (loss) attributable to Hut 8 Corp.	$8,570	$(4,374)	$169,208	$11,268

Adjusted EBITDA Reconciliation

	Three Months Ended
	September 30,	September 30,	Increase
(in USD thousands)	2024	2023	(Decrease)
Net Income (loss)	$908	$(4,374)	$5,282
Interest expense	7,938	5,723	2,215
Income tax provision	453	61	392
Depreciation and amortization	10,462	4,486	5,976
Gain on debt extinguishment	(5,966)	—	(5,966)
Gain on derivatives	(2,704)	—	(2,704)
Share of unconsolidated joint venture depreciation and amortization (1)	5,486	5,250	236
Foreign exchange gain	(703)	—	(703)
Gain on sale of property and equipment	(444)	—	(444)
Non-recurring transactions (2)	(14,530)	—	(14,530)
Net income attributable to non-controlling interests	(261)	—	(261)
Stock-based compensation expense	4,957	303	4,654
Adjusted EBITDA	$5,596	$11,449	$(5,853)

(1)	Net of the accretion of fair value differences of depreciable and amortizable assets included in equity in earnings of unconsolidated joint venture in the Consolidated Statements of Operations and Comprehensive Income (Loss) in accordance with ASC 323. See Note 9. Investments in unconsolidated joint venture of our Unaudited Condensed Consolidated Financial Statements for further detail.
(2)	Non-recurring transactions for the three months ended September 30, 2024 primarily represent a $13.5 million contract termination fee received from MARA Holdings and a release of relocation fees that were over-accrued in the prior period. Non-recurring transactions for the three months ended September 30, 2023 were nil.

Contacts

Hut 8 Investor Relations
Sue Ennis
ir@hut8.com

Hut 8 Media Relations
media@hut8.com